ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

Xterra Building Systems, Inc.

Document Number P12000058621

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of Xterra Building Systems, Inc., a Florida corporation, hereby certifies that the following Amendment to the Corporation’s Articles of Incorporation has been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on July 14, 2015 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is North America Frac Sand, Inc. (the “Corporation”).

The amendment was adopted by the shareholders and approved by the Board of Directors.  The number of votes cast for the amendment was sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date:

July 15, 2015

Xterra Building Systems, Inc

/s/David Alexander

David Alexander

Chief Executive Officer

Chairman of the Board of Directors